Exhibit 5.1

[LETTERHEAD OF PEPPER HAMILTON LLP]

June 18, 2004

Animas Corporation
200 Lawrence Drive
West Chester, Pennsylvania 19380

          Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

     Reference is made to a registration statement on Form S-8 (the “Registration Statement”) of Animas Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

     The Registration Statement covers (i) up to 2,577,651 shares (the “1996 and 1998 Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), for issuance under the Company’s 1996 Incentive Stock Plan and 1998 Equity Compensation Plan (the “1996 and 1998 Plans”), (ii) up to 500,000 shares of Common Stock (the “2004 Purchase Plan Shares”) for issuance pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “2004 Purchase Plan”), and (iii) up to 3,900,405 shares of Common Stock (the “2004 Incentive Plan Shares”) for issuance pursuant to the Company’s 2004 Equity Incentive Plan (the “2004 Incentive Plan” and, together with the 1996 and 1998 Plans and the 2004 Purchase Plan, the “Plans”).

     We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the Bylaws of the Company as amended to date, the Plans and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

     Based on the foregoing, we are of the opinion that (i) the 1996 and 1998 Shares when issued and paid for in accordance with the 1996 and 1998 Plans, respectively, and any underlying award agreement or letters, (ii) the 2004 Purchase Plan Shares when issued and paid for in accordance with the 2004 Purchase Plan and any underlying award agreement or letters, and (iii) the 2004 Incentive Plan Shares, when issued and paid for in accordance with the 2004 Incentive Plan and any underlying award agreement or letters, will be legally issued, fully paid and non-assessable.

     Our opinion is limited to the Delaware General Corporation Law and the federal securities laws, each as in effect on the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Sincerely, /s/ Pepper Hamilton LLP PEPPER HAMILTON LLP